Exhibit 99.1

News Release
WINNEBAGO INDUSTRIES REPORTS THIRD QUARTER FISCAL 2026 RESULTS
-- Motorhome RV Sales, Profit Dollars and Profit Margins Improved Meaningfully Year Over Year --
-- Winnebago Towables Improved Share Results Through Product Refreshes and Execution --
— Barletta Continues to Expand Share of U.S. Aluminum Pontoon Market --
-- Company Updates Fiscal 2026 Guidance --

EDEN PRAIRIE, MINN., June 25, 2026 -- Winnebago Industries, Inc. (NYSE: WGO), a leading manufacturer of outdoor recreation products, today reported financial results for the Fiscal 2026 third quarter ended May 30, 2026.

Third Quarter Fiscal 2026 Financial Summary
•Net revenues of $698.7 million compared to $775.1 million in the third quarter of Fiscal 2025
•Gross profit of $94.9 million, representing 13.6% gross margin, compared to $106.0 million in the third quarter of Fiscal 2025
•Net income of $14.5 million, or $0.51 per diluted share; adjusted earnings per diluted share of $0.66 compared to adjusted earnings per diluted share of $0.81 in the third quarter of Fiscal 2025
•Adjusted EBITDA of $37.8 million, representing 5.4% adjusted EBITDA margin

CEO Commentary
“Our teams continue to execute in a retail environment that remained challenging through the third quarter,” said President and Chief Executive Officer Michael Happe. “Industry retail demand was pressured by broader macro factors, including elevated fuel costs, geopolitical uncertainty, and weak consumer confidence which continued to drive cautious dealer ordering and tighter inventory management across the channel. In response, we stayed disciplined, aligning production closely with retail while continuing to advance our key product, operational and cost initiatives.

“We're seeing a mixed demand environment across the portfolio. In Motorhome RV, sales, profitability and market presence continue to improve, supported by sustained performance at Grand Design Motorized and solid execution at Newmar. New product introductions, expanding brand presence and improved profitability continue to strengthen our standing in the segment. In Towable RV, category demand remained muted during the quarter, particularly at higher price points where competitive and promotional activity remained elevated. At the same time, our newer, more accessible offerings such as Thrive and Access contributed to improved retail dollar share and stronger year-over-year financial performance within our Winnebago-branded portfolio. These results reflect both dealer commitment to our strategy and the positive reception to our refreshed product lineup.

In Marine, Barletta continues to perform well, maintaining consistent market share gains, reaching 9.3% on a trailing twelve-month basis through April, despite softer volumes in the quarter. This performance reflects continued consumer interest in its premium pontoons and an expanding product lineup, including the recent Sanza introduction.

“We delivered solid SG&A improvement year-over-year, while continuing to invest in Grand Design Motorized, and advancing footprint rationalization and capacity alignment actions within our RV businesses. While industry retail pressure in the quarter slowed the pace of improvement in field inventory turns, our focus remains on driving sustainable progress, which will require continued discipline around shipments and production.

"One of the most encouraging aspects of our performance this quarter was the stability of our gross margins despite a challenging retail environment, reflecting the strength of our product mix, pricing discipline and operational execution. We have remained focused on profitable market share, while our higher average selling prices continue to support a more resilient retail dollar share position. We are executing against the levers we control including product, brand, cost structure, and inventory discipline, positioning the business to deliver improved performance as conditions evolve.”

Third Quarter Fiscal 2026 Results
Net revenues were $698.7 million, a decrease of 9.9% compared to $775.1 million in the third quarter of Fiscal 2025, driven primarily by lower unit volume, partially offset by selective price adjustments and product mix. Unit volume trends reflected growth in the Motorhome RV segment, partially offset by declines in the Towable RV and Marine segments, as dealer ordering remained measured and production levels were closely aligned to retail demand.
Gross profit was $94.9 million, a decrease of 10.5% compared to $106.0 million in the third quarter of Fiscal 2025. Gross profit margin was consistent with prior year as higher input costs and deleverage were largely offset by selective price adjustments.
Selling, general and administrative expenses were $66.5 million, a decrease of 5.4% compared to $70.3 million in the third quarter of Fiscal 2025, primarily due to cost reduction initiatives.
Operating income was $23.0 million, a decrease of 23.9% compared to $30.2 million in the third quarter of Fiscal 2025.
Net income was $14.5 million, compared to $17.6 million in the third quarter of Fiscal 2025. Reported earnings per diluted share was $0.51, compared to $0.62 in the third quarter of Fiscal 2025. Adjusted earnings per diluted share was $0.66, a decrease of 18.5% compared to $0.81 in the third quarter of Fiscal 2025.
Consolidated Adjusted EBITDA was $37.8 million, a decrease of 18.7%, compared to $46.5 million in the third quarter of Fiscal 2025.

Third Quarter Fiscal 2026 Segments Summary
Towable RV

	Three Months Ended
($, in millions)	May 30, 2026	May 31, 2025	Change(1)
Net revenues	$274.7	$371.7	(26.1)%
Operating income	$16.0	$29.7	(46.3)%
Operating income margin	5.8%	8.0%	(220)	bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Net revenues decreased primarily due to lower unit volume and a shift in product mix toward lower price-point models, partially offset by selective price adjustments.
•Operating income margin decreased primarily due to higher input costs, volume deleverage, and product mix, partially offset by selective price adjustments and cost containment initiatives.

Motorhome RV

	Three Months Ended
($, in millions)	May 30, 2026	May 31, 2025	Change(1)
Net revenues	$320.7	$291.2	10.1%
Operating income (loss)	$9.6	$(3.2)	NM
Operating income margin	3.0%	(1.1)%	410	bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
NM:    Not meaningful.

•Net revenues increased primarily due to higher unit volume and selective price adjustments.
•Operating income margin increased primarily due to higher unit volume driven by new products and selective price adjustments, partially offset by higher input costs.
Marine

	Three Months Ended
($, in millions)	May 30, 2026	May 31, 2025	Change(1)
Net revenues	$92.4	$100.7	(8.3)%
Operating income	$5.3	$9.4	(43.4)%
Operating income margin	5.8%	9.3%	(350)	bps
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.

•Net revenues decreased primarily due to lower unit volume and product mix, partially offset by selective price adjustments.
•Operating income decreased primarily due to higher input costs and volume deleverage, partially offset by selective price adjustments.

Balance Sheet and Cash Flow
As of May 30, 2026, cash and cash equivalents totaled $57.1 million. The Company had total outstanding debt of $442.9 million ($450.0 million of debt, net of debt issuance costs of $7.1 million) and working capital of $411.6 million. Cash flow provided by operating activities during the nine months ended May 30, 2026 was $26.2 million compared to cash flow used in operating activities of $52.5 million during the same period last year. Operating cash flow improved by $78.7 million year over year, shifting from a use of cash in the prior-year period to a source of cash in the current year.

Quarterly Cash Dividend
On May 15, 2026, the Company’s Board of Directors approved a quarterly cash dividend of $0.35 per share payable on June 24, 2026, to common stockholders of record at the close of business on June 10, 2026.

Outlook
For calendar year 2026, Winnebago Industries now expects North American RV wholesale shipments in the range of 290,000 to 310,000 units. Based on this outlook, the current business environment, and results through the first nine months of the fiscal year, Winnebago Industries is updating its Fiscal 2026 revenue and EPS guidance as follows:

•Consolidated net revenues in the range of $2.65 billion to $2.75 billion;
•Reported earnings per diluted share in the range of $1.05 to $1.40 compared to the Company's prior expectations for reported earnings per diluted share in the range of $1.50 to $2.20; and

•Adjusted earnings per diluted share guidance in the range of $1.65 to $2.00(1) compared to a prior range of $2.10 to $2.80.

The Company’s outlook takes into account prevailing trends in the RV sector, including the impacts from current policy and trade environment, competitive dynamics, shifts in consumer preferences, and key macroeconomic factors that may influence overall demand.

“Our outlook reflects a measured view of the environment,” Happe said. “We expect demand conditions to remain challenged in the near term, with continued variability across segments. The actions we are taking across our portfolio, cost structure and product roadmap position us to manage through the cycle and improve the earnings profile of the business over time, including further operational and capacity initiatives expected to begin benefiting performance as we move through fiscal 2027.”

Q3 FY 2026 Conference Call
Winnebago Industries, Inc. will discuss third quarter of Fiscal 2026 earnings results during a conference call scheduled for 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call and view the accompanying presentation slides via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. is a leading North American manufacturer of outdoor recreation products under the Winnebago, Grand Design, Chris-Craft, Newmar and Barletta brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds high-quality motorhomes, travel trailers, fifth-wheel products, outboard and sterndrive powerboats, pontoons, and commercial community outreach vehicles. Committed to advancing sustainable innovation and leveraging vertical integration in key component areas, Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. The Company’s common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the business outlook and financial guidance for Fiscal 2026. Investors are cautioned that forward-looking statements are inherently uncertain and involve potential risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including, but not limited to general economic uncertainty in key markets and a worsening of domestic and global economic conditions or low levels of economic growth; availability of financing for RV and marine dealers and retail purchasers; competition and new product introductions by competitors; ability to innovate and commercialize new products; ability to manage our inventory to meet demand; risk related to cyclicality and seasonality of our business; risk related to independent dealers; risk related to dealer consolidation or the loss of a significant dealer; significant increase in repurchase obligations; ability to retain relationships with our suppliers and obtain components; business or production disruptions; inadequate management of dealer inventory levels; increased material and component costs, including availability and price of fuel and other raw materials; ability to integrate mergers and acquisitions; ability to attract and retain qualified personnel and changes in market compensation rates; exposure to warranty claims and product recalls; ability to protect our information technology systems from data security, cyberattacks, and network disruption risks and the ability to successfully upgrade and evolve our information technology systems; ability to retain brand reputation and related exposure to product liability claims; governmental regulation, including for climate change; increased attention to environmental, social, and governance matters, and our ability to meet our commitments; impairment of goodwill and trade names; risks related to our 2030 Convertible Notes and Senior Secured Notes, including our ability to satisfy our obligations under these notes; and changes in recommendations or a withdrawal of coverage by third party securities analysts. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or from the Company upon request. We caution that the foregoing list of important factors is not complete. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contacts
Investors: Joan Ondala
ir@winnebagoind.com
Media: Dan Sullivan
media@winnebagoind.com

Winnebago Industries, Inc.
Footnotes to News Release

Footnotes:

(1)     Fiscal 2026 adjusted EPS guidance primarily excludes the pretax impact of intangible amortization of approximately $22 million.

Winnebago Industries, Inc.
Condensed Consolidated Statements of Income
(Unaudited and subject to reclassification)

	Three Months Ended
(in millions, except percent and per share data)	May 30, 2026		May 31, 2025
Net revenues	$698.7	100.0%	$775.1	100.0%
Cost of goods sold	603.8	86.4%	669.1	86.3%
Gross profit	94.9	13.6%	106.0	13.7%
Selling, general, and administrative expenses	66.5	9.5%	70.3	9.1%
Amortization	5.4	0.8%	5.5	0.7%
Total operating expenses	71.9	10.3%	75.8	9.8%
Operating income	23.0	3.3%	30.2	3.9%
Interest expense, net	5.0	0.7%	6.7	0.9%
Non-operating income	—	—%	(0.4)	(0.1)%
Income before income taxes	18.0	2.6%	23.9	3.1%
Income tax provision	3.5	0.5%	6.3	0.8%
Net income	$14.5	2.1%	$17.6	2.3%

Earnings per common share:
Basic	$0.51		$0.63
Diluted	$0.51		$0.62
Weighted average common shares outstanding:
Basic	28.3		28.0
Diluted	28.4		28.4

	Nine Months Ended
(in millions, except percent and per share data)	May 30, 2026		May 31, 2025
Net revenues	$2,058.8	100.0%	$2,020.9	100.0%
Cost of goods sold	1,789.3	86.9%	1,755.0	86.8%
Gross profit	269.5	13.1%	265.9	13.2%
Selling, general, and administrative expenses	204.7	9.9%	212.1	10.5%
Amortization	16.2	0.8%	16.7	0.8%
Total operating expenses	220.9	10.7%	228.8	11.3%
Operating income	48.6	2.4%	37.1	1.8%
Interest expense, net	16.3	0.8%	19.3	1.0%
Loss on note repurchase	0.8	—%	2.0	0.1%
Non-operating income	(0.3)	—%	(1.0)	(0.1)%
Income before income taxes	31.8	1.5%	16.8	0.8%
Income tax provision	7.0	0.3%	4.8	0.2%
Net income	$24.8	1.2%	$12.0	0.6%

Earnings per common share:
Basic	$0.88		$0.43
Diluted	$0.87		$0.42
Weighted average common shares outstanding:
Basic	28.2		28.3
Diluted	28.4		28.4
Amounts in tables are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
In addition, percentages may not add in total due to rounding.

Winnebago Industries, Inc.
Condensed Consolidated Balance Sheets
(Unaudited and subject to reclassification)

(in millions)	May 30, 2026	August 30, 2025
Assets
Current assets
Cash and cash equivalents	$57.1	$174.0
Receivables, net	186.1	192.0
Inventories, net	435.2	396.4
Prepaid expenses and other current assets	32.9	29.8
Total current assets	711.3	792.2
Property, plant, and equipment, net	319.9	333.0
Goodwill	484.2	484.2
Other intangible assets, net	440.7	456.9
Investment in life insurance	27.9	27.1
Operating lease assets	37.2	41.6
Other long-term assets	17.3	19.4
Total assets	$2,038.5	$2,154.4

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$113.5	$129.3
Accrued expenses	186.2	197.8
Total current liabilities	299.7	327.1
Long-term debt, net	442.9	540.5
Deferred income tax liabilities, net	11.4	5.9
Unrecognized tax benefits	5.7	4.8
Long-term operating lease liabilities	34.1	39.3
Deferred compensation benefits, net of current portion	4.4	5.1
Other long-term liabilities	5.9	7.0
Total liabilities	804.1	929.7
Shareholders' equity	1,234.4	1,224.7
Total liabilities and shareholders' equity	$2,038.5	$2,154.4

Winnebago Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited and subject to reclassification)

	Nine Months Ended
(in millions)	May 30, 2026	May 31, 2025
Operating activities
Net income	$24.8	$12.0
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	28.8	28.7
Amortization	16.2	16.7
Amortization of debt issuance costs	1.9	2.3
Last in, first-out ("LIFO") expense	(2.4)	(0.6)
Stock-based compensation	15.8	12.2
Deferred income taxes	5.5	(0.7)
Deferred compensation expense	0.5	—
Loss on note repurchase	0.8	2.0
Asset impairment	—	1.2
Restructuring and related costs	1.6	—
Other, net	(2.8)	(1.2)
Change in operating assets and liabilities, net of assets and liabilities acquired
Receivables, net	6.0	(59.0)
Inventories, net	(36.3)	(38.5)
Prepaid expenses and other assets	4.0	7.2
Accounts payable	(16.9)	(15.8)
Income taxes and unrecognized tax benefits	(0.4)	4.3
Accrued expenses and other liabilities	(20.9)	(23.3)
Net cash provided by (used in) operating activities	26.2	(52.5)

Investing activities
Purchases of property, plant, and equipment	(16.8)	(29.2)
Proceeds from sale of property, plant, and equipment	5.4	2.1
Other, net	0.1	1.6
Net cash used in investing activities	(11.3)	(25.5)

Financing activities
Borrowings on long-term debt	3.0	15.3
Repayments on long-term debt	(103.0)	(175.2)
Payments of cash dividends	(30.1)	(29.3)
Payments for repurchases of common stock	(1.7)	(53.6)
Other, net	—	0.4
Net cash used in financing activities	(131.8)	(242.4)

Net decrease in cash and cash equivalents	(116.9)	(320.4)
Cash and cash equivalents at beginning of period	174.0	330.9
Cash and cash equivalents at end of period	$57.1	$10.5

Supplemental Disclosures
Income taxes paid, net	$2.1	$2.3
Interest paid	13.3	17.3

Non-cash investing and financing activities
Capital expenditures in accounts payable	$1.4	$3.9
Dividends declared not yet paid	11.4	10.5
Increase in lease assets in exchange for lease liabilities:
Operating leases	1.1	2.3
Finance leases	—	0.2

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Towable RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 30, 2026	% of Revenues(1)	May 31, 2025	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$274.7		$371.7		$(96.9)	(26.1)%
Operating income	16.0	5.8%	29.7	8.0%	(13.8)	(46.3)%

	Three Months Ended
Unit deliveries	May 30, 2026	Product Mix(2)	May 31, 2025	Product Mix(2)	Unit Change	% Change
Travel trailer	5,274	75.5%	6,569	69.2%	(1,295)	(19.7)%
Fifth wheel	1,709	24.5%	2,926	30.8%	(1,217)	(41.6)%
Total Towable RV	6,983	100.0%	9,495	100.0%	(2,512)	(26.5)%

	Nine Months Ended
	May 30, 2026	% of Revenues(1)	May 31, 2025	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$830.5		$913.9		$(83.4)	(9.1)%
Operating income	38.2	4.6%	51.3	5.6%	(13.1)	(25.6)%

	Nine Months Ended
Unit deliveries	May 30, 2026	Product Mix(2)	May 31, 2025	Product Mix(2)	Unit Change	% Change
Travel trailer	15,350	73.0%	16,034	68.7%	(684)	(4.3)%
Fifth wheel	5,669	27.0%	7,302	31.3%	(1,633)	(22.4)%
Total Towable RV	21,019	100.0%	23,336	100.0%	(2,317)	(9.9)%

Dealer Inventory(3)	May 30, 2026		May 31, 2025		Unit Change	% Change
Units	18,721		17,747		974	5.5%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.
(3)    Data is based on the latest information available from our dealer partners and is subject to timing of reporting and other limitations.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Motorhome RV
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 30, 2026	% of Revenues(1)	May 31, 2025	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$320.7		$291.2		$29.5	10.1%
Operating income (loss)	9.6	3.0%	(3.2)	(1.1)%	12.7	NM

	Three Months Ended
Unit deliveries	May 30, 2026	Product Mix(2)	May 31, 2025	Product Mix(2)	Unit Change	% Change
Class A	219	14.3%	288	20.1%	(69)	(24.0)%
Class B	517	33.7%	406	28.4%	111	27.3%
Class C	797	52.0%	737	51.5%	60	8.1%
Total Motorhome RV	1,533	100.0%	1,431	100.0%	102	7.1%

	Nine Months Ended
	May 30, 2026	% of Revenues(1)	May 31, 2025	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$933.9		$798.5		$135.3	16.9%
Operating income (loss)	25.3	2.7%	(7.0)	(0.9)%	32.2	NM

	Nine Months Ended
Unit deliveries	May 30, 2026	Product Mix(2)	May 31, 2025	Product Mix(2)	Unit Change	% Change
Class A	705	16.2%	808	20.2%	(103)	(12.7)%
Class B	1,416	32.5%	1,158	29.0%	258	22.3%
Class C	2,234	51.3%	2,031	50.8%	203	10.0%
Total Motorhome RV	4,355	100.0%	3,997	100.0%	358	9.0%

Dealer Inventory(3)	May 30, 2026		May 31, 2025		Unit Change	% Change
Units	3,468		3,614		(146)	(4.0)%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Percentages may not add due to rounding differences.
(3)    Data is based on the latest information available from our dealer partners and is subject to timing of reporting and other limitations.
NM:    Not meaningful.

Winnebago Industries, Inc.
Supplemental Information by Reportable Segment - Marine
(in millions, except unit data)
(Unaudited and subject to reclassification)

	Three Months Ended
	May 30, 2026	% of Revenues(1)	May 31, 2025	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$92.4		$100.7		$(8.3)	(8.3)%
Operating income	5.3	5.8%	9.4	9.3%	(4.1)	(43.4)%

	Three Months Ended
Unit deliveries	May 30, 2026		May 31, 2025		Unit Change	% Change
Boats	1,155		1,254		(99)	(7.9)%

	Nine Months Ended
	May 30, 2026	% of Revenues(1)	May 31, 2025	% of Revenues(1)	$ Change(1)	% Change(1)
Net revenues	$264.1		$272.9		$(8.8)	(3.2)%
Operating income	14.3	5.4%	21.0	7.7%	(6.6)	(31.6)%

	Nine Months Ended
Unit deliveries	May 30, 2026		May 31, 2025		Unit Change	% Change
Boats	3,282		3,471		(189)	(5.4)%

Dealer Inventory(2,3)	May 30, 2026		May 31, 2025		Unit Change	% Change
Units	3,175		3,069		106	3.5%
(1)    Amounts are calculated based on unrounded numbers and therefore may not recalculate using the rounded numbers provided.
(2)    Due to the nature of the Marine industry, this amount includes a higher proportion of retail sold units than our other segments.
(3)    Data is based on the latest information available from our dealer partners and is subject to timing of reporting and other limitations.

Winnebago Industries, Inc.
Non-GAAP Reconciliation
(Unaudited and subject to reclassification)

Non-GAAP financial measures, which are not calculated or presented in accordance with accounting principles generally accepted in the United States (“GAAP”), have been provided as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures presented may differ from similar measures used by other companies.

The following table reconciles diluted earnings per share to Adjusted diluted earnings per share:

	Three Months Ended		Nine Months Ended
	May 30, 2026	May 31, 2025	May 30, 2026	May 31, 2025
Diluted earnings per share	$0.51	$0.62	$0.87	$0.42
Amortization(1)	0.19	0.19	0.57	0.59
Loss on note repurchase(1)	—	—	0.03	0.07
Asset impairment(1)	—	0.04	—	0.04
Restructuring and related costs(1)	—	—	0.06	—
Gain on sale of property, plant and equipment(1)	—	—	(0.10)	—
Tax impact of adjustments(2)	(0.04)	(0.05)	(0.12)	(0.16)
Adjusted diluted earnings per share(3)	$0.66	$0.81	$1.31	$0.96
(1)    Represents a pre-tax adjustment.
(2)    The company's non-GAAP income tax impact is calculated using an estimated tax rate for the U.S. of 22.0% for Fiscal 2026 and 23.0% for Fiscal 2025.
(3)    Per share numbers may not foot due to rounding.

The following table reconciles net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
(in millions)	May 30, 2026	May 31, 2025	May 30, 2026	May 31, 2025
Net income	$14.5	$17.6	$24.8	$12.0
Interest expense, net	5.0	6.7	16.3	19.3
Income tax provision	3.5	6.3	7.0	4.8
Depreciation	9.4	9.6	28.8	28.7
Amortization	5.4	5.5	16.2	16.7
EBITDA	37.8	45.7	93.1	81.5
Loss on note repurchase	—	—	0.8	2.0
Asset impairment	—	1.2	—	1.2
Restructuring and related costs	—	—	1.6	—
Gain on sale of property, plant and equipment	—	—	(2.8)	—
Non-operating income	—	(0.4)	(0.3)	(1.0)
Adjusted EBITDA	$37.8	$46.5	$92.4	$83.7

Non-GAAP performance measures of Adjusted diluted earnings per share, EBITDA and Adjusted EBITDA have been provided as comparable measures to illustrate the effect of non-recurring transactions occurring during the reported periods and to improve comparability of our results from period to period. Adjusted diluted earnings per share is defined as diluted earnings per share adjusted for after-tax items that impact the comparability of our results from period to period. EBITDA is defined as net income before interest expense, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization expense and other pretax adjustments made in order to present comparable results from period to period. Management believes Adjusted diluted earnings per share and Adjusted EBITDA provide meaningful supplemental information about our operating performance because these measures exclude amounts that we do not consider part of our core operating results when assessing our performance.

Management uses these non-GAAP financial measures (a) to evaluate historical and prospective financial performance and trends as well as assess performance relative to competitors and peers; (b) to measure operational profitability on a consistent basis; (c) in presentations to the members of our Board of Directors to enable our Board of Directors to have the same measurement basis of operating performance as is used by management in its assessments of performance and in forecasting and budgeting for the Company; (d) to evaluate potential acquisitions; and (e) to ensure compliance with restricted activities under the terms of our asset-backed revolving credit facility and outstanding notes. Management believes these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.